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                                                                      EXHIBIT 99


                                                               VALUEVISION MEDIA
                                                             6740 Shady Oak Road
  [LOGO]                                              Minneapolis, MN 55344-3433
VALUEVISION                                           Contact: Anthony Giombetti
                                              Director, Corporate Communications
                                            952-943-6017, agiombetti@shopnbc.com

FOR IMMEDIATE RELEASE

            VALUEVISION MEDIA ANNOUNCES AGREEMENT TO ACQUIRE FANBUZZ
                    Deal to diversify shopping network into
                     licensed products and apparel business

   To mutually expand both companies e-commerce and fulfillment capabilities

MINNEAPOLIS, MN, FEBRUARY 25, 2002 - ValueVision Media (Nasdaq: VVTV), owner and operator of TV shopping network ShopNBC and Internet site ShopNBC.com, today announced it has signed a definitive agreement to acquire Minneapolis-based FanBuzz, an e-commerce and fulfillment solutions provider of affinity based merchandise to some of the most recognized sports, media, and entertainment brands in the world, including ESPN, CNN/Sports Illustrated, the Salt Lake 2002 Olympic Winter Games, the Los Angeles Times, the Chicago Bears, USA Hockey, and many other professional sports teams, leagues, and colleges. The deal is expected to close within 30 days. Financial terms not disclosed.

As part of the agreement, FanBuzz will operate independently as a wholly owned subsidiary of ValueVision Media. Co-founder Scott Killian will continue to lead the enterprise.

"This deal signals significant revenue and marketing opportunities to mutually drive both businesses," said Gene McCaffery, Chairman and Chief Executive of ValueVision Media. "We are pleased to have FanBuzz as part of the ShopNBC family. They have an impressive management team and merchant group, who have great experience in selling licensed products and apparel in an interactive way. They also have great contacts with major sports, media, and entertainment companies."

Dick Barnes, ValueVision Media COO & CFO, said, "Both strategically and financially, this is a sound deal for us. The acquisition of FanBuzz will be non-dilutive in fiscal 2002 and accretive thereafter. Moreover, FanBuzz will bring more than $20 million in incremental revenue annualized. At this time we are not adjusting our previously released guidance for the current fiscal year, although it will certainly enhance the likelihood we will meet or beat our revenue guidance."


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Scott Killian, President of FanBuzz, said, "We are excited about this development and believe this acquisition will strengthen FanBuzz to deliver on our original vision of providing complete commerce solutions to major sports, media, entertainment, and retail brands. As we continue to expand our business, we look forward to leveraging ValueVision Media's resources: the ShopNBC network and brand name as well as their valued customer base."

ABOUT VALUEVISION MEDIA

ValueVision Media owns and operates ShopNBC, a leading national shopping network, and is capitalizing on the convergence of television, the Internet, and commerce. ShopNBC broadcasts 24 hours a day, 365 days a year and simulcasts its programming live on the Web at www.shopnbc.com and www.yahoo.shoppingvision.com. As of January 31, 2002, ShopNBC broadcast into approximately 52 million cable/satellite households and is available on DirecTV Channel 370, DISH Channel 228, or call your local cable operator for the channel in your area. Also, GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please see the Company's website at www.shopnbc.com/ir.

ABOUT FANBUZZ

FanBuzz was founded in 1996 by co-founder Scott Killian and Tim Brule. Together they pioneered the business model of operating online stores for already-established brands and destinations. FanBuzz successfully leveraged the inventory and infrastructure of its multiple clients allowing them to capitalize on affinity-based commerce opportunities. They also provided best of breed services including private labeled e-commerce technology, call center solutions, and product fulfillment as well as their own exclusive CustomFan garment decoration program.


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In 2001, FanBuzz unveiled CustomFan, the industry's first mass customization solution which allows products to be produced to the customer's preference. Over 170 universities and a dozen top NASCAR racing teams agreed to participate in the launch of the program.

FanBuzz also made history in early 2001 when the company pioneered the sports industry's first television-commerce broadcast during the 2001 NHL All-Star game. Fans with digital or satellite cable had the option to purchase All-Star merchandise directly over their televisions, without interrupting the action.

FanBuzz employs over 120 people in two states and has been recognized as one of the 20 fastest growing companies in Minnesota by Twin City Business Monthly and by Deloitte & Touche with the Minnesota Technology Fast 50 Award.

SAFE HARBOR

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company's programming and the fees associated therewith; the success of the Company's e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the performance of the Ralph Lauren Media venture; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company's operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.



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